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NEWS BULLETIN
FROM:

{DT INDUSTRIES LOGO]                                       907 WEST FIFTH STREET
                                                               DAYTON, OH  45407

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FOR FURTHER INFORMATION:
AT THE COMPANY:                             AT FINANCIAL RELATIONS BOARD
JOHN M. CASPER                              LISA FORTUNA
CHIEF FINANCIAL OFFICER                     LFORTUNA@FINANCIALRELATIONSBOARD.COM
(937) 586-5600                              (312) 266-7800


FOR IMMEDIATE RELEASE
THURSDAY, MARCH 11, 2004


           DT INDUSTRIES ANNOUNCES SALE OF PACKAGING SYSTEMS DIVISION,
                ENGAGEMENT OF HOULIHAN, LOKEY, HOWARD & ZUKIN AND
               SETTLEMENT WITH SECURITIES AND EXCHANGE COMMISSION

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DAYTON, OH, MARCH 11, 2003 -- DT INDUSTRIES, INC. (NASDAQ: DTII), an
engineering-driven designer, manufacturer and integrator of automated systems and related equipment used to assemble, test or package industrial and consumer products, announced that it has completed the sale of substantially all of the assets of its Packaging Systems division to Nova Packaging Systems, Inc. and Swiftpack Automation UK Limited. The Company used the net cash proceeds from the sale of approximately $10.46 million to reduce outstanding debt under its senior credit facility.

As previously reported, the Company is currently in default under its senior credit facility due to its failure to make principal payments of approximately $2.7 million due on December 31, 2003 (which payments have since been made) and is currently in violation of minimum net worth and EBITDA covenants under the credit facility. The Company has requested a forbearance agreement from its senior lenders for these defaults, but its senior lenders have neither waived the defaults nor issued a forbearance from accelerating payment under the credit facility. The credit facility matures on July 2, 2004 and, to date, the Company's senior lenders have not indicated a willingness to extend the facility beyond that date and the Company and its senior lenders have been unable to agree upon the terms of any third-party financing to replace the credit facility.

With this in mind, the Company also announced today that it has engaged the services of Houlihan, Lokey, Howard & Zukin as an advisor to explore the sale of the Company,


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DT INDUSTRIES, INC.
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its remaining businesses (Detroit Tool and Engineering Company and DT Assembly
and Test) and/or a recapitalization of the Company. Pending any such transaction, the Company intends to continue operating its remaining businesses, engage in further discussions with its senior lenders to extend the senior credit facility and explore refinancing alternatives to replace the credit facility.

On March 4, 2004, the Company reached a settlement with the Securities and Exchange Commission (the "Commission") of the previously disclosed investigation of the accounting practices at its former Kalish and Sencorp facilities that led to the restatements of the Company's consolidated financial statements for fiscal years 1997, 1998 and 1999 and the first three quarters of fiscal 2000, as well as the issues at the Company's former Assembly Machines, Inc. facility that led to the accounting adjustments to the Company's previously reported audited consolidated financial results for the fiscal years 2001, 2000 and 1999 and the first three quarters of fiscal 2002. Pursuant to the settlement, and without admitting or denying the Commission's allegations, the Company consented to the entry of an administrative cease-and-desist order requiring it to cease and desist from committing or causing any violations of certain reporting, record-keeping and internal control provisions of the federal securities laws. The settlement did not include a finding of any violations of the anti-fraud provisions of the federal securities laws by the Company and did not require the payment of a monetary penalty or fine. The Commission also filed a complaint in the United States District Court for the Western District of Missouri against four former employees of Sencorp, Kalish and Assembly Machines, Inc. alleging violations of certain provisions of the federal securities laws in connection with the foregoing.

This press release includes forward-looking statements about the Company's exploring the sale of its remaining businesses, continuing to operate such businesses, and exploring a recapitalization transaction, which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's ability to consummate a sale of its remaining businesses, to continue to operate its remaining businesses or to consummate a recapitalization transaction could be adversely affected by various risks, uncertainties and other factors, including the amount and availability of, and its ability to comply with restrictions and covenants relating to indebtedness under its senior credit facility, its ability to effectively manage its cash to meet its liquidity needs, and other factors under "Business -- Risks Related to Our Business" described in the Company's Form 10-K for the fiscal year ended June 29, 2003, as filed with the Commission.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.


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